KPMG
     Suite 2000
     1211 South West Fifth Avenue
     Portland, OR 97204


                                                                    Exhibit 23







               Consent of Independent Certified Public Accountants


The Board of Directors
Potlatch Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-00805, 33-28220, 333-17145, 33-30836, 33-54515, 333-12017, 333-28079,
333-42806 and 333-42808) on Form S-8 of Potlatch Corporation of our report dated January 24, 2001, relating to the balance sheets of Potlatch Corporation and consolidated subsidiaries as of December 31, 2000 and 1999 and the related statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 which report appears in the December 31, 2000 annual report on Form 10-K of Potlatch Corporation.




KPMG LLP



March 19, 2001


                                                                 Exhibit (23)